PEOPLES BANCORP INC. (NASDAQ: PEBO)
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 10, 2003
                                   10:30 A.M.
                           HOLIDAY INN, MARIETTA, OHIO
                                     TRANSCRIPT

The following is a transcript of a presentation, and accompanying Powerpoint slides made by Robert E. Evans, President and CEO of Peoples Bancorp Inc.

Slide 1: PEOPLES BANCORP INC.
         ANNUAL MEETING OF SHAREHOLDERS
         (NASDAQ: PEBO)
         APRIL 10, 2003

Slide 2: PRESIDENT'S REPORT oUpdated Peoples profile o2002 in review oStrategy snapshot oPreparing for continued growth oStock performance and 2003 outlook oQ & A

MR. ROBERT EVANS, PRESIDENT PEOPLES BANCORP INC.:
         Today we will discuss several topics, including a look at last year, our growth plans, and strategies for the future. We will take questions at the end of this presentation.

Slide 3: PEOPLES UPDATED PROFILE
         o Financial holding company with $1.6 billion in assets
           -46 sales offices in 18 counties in Ohio, West Virginia, and Kentucky -80,000 client relationships (households)
         o e-Banking services
           -30 ATMs, internet banking, online bill pay, telephone access, debit and credit cards

MR. ROBERT EVANS:
         First, our updated profile. We now have over $1.6 billion in total assets, and with our recent opening of a loan production office in Delaware, Ohio, have 46 locations, serving 80,000 households in 3 states.
         In addition to bricks and mortar, we offer many e-banking services. We believe that continuing to invest in the right technologies is a prudent investment in future success, and gives our customers their choice of delivery options for their financial services.

Slide 4: A COMPLETE FAMILY OF FINANCIAL SERVICES
         PEOPLES BANK
         PEOPLES FINANCIAL SERVICES:
                Investment Services, Insurance and Innovation
         PEOPLES INSURANCE: A subsidiary of Peoples Bank

MR. ROBERT EVANS:
         Peoples Bancorp is a financial holding company that makes available a complete family of financial services.
Peoples Bank, our lead subsidiary, is a community bank that offers a full range of traditional banking products designed to win customers on both the retail and commercial side.
         Under Peoples Bank, we have Peoples Financial Advisors, which is the recent combination of our investment and trust group with our brokerage and life insurance personnel. Peoples Financial Advisors has a truly customer-centric, product-neutral approach to sales and service, and provides teams of experts that cater to each client's financial needs.
         Peoples Insurance Agency makes available a wide variety of property and casualty and other insurance services, and dates back to the mid-1990's when we were the first bank in Ohio to be granted insurance agency licenses.


Slide 5: PRIMARY CUSTOMER SERVICE AREA

     (Graphic showing Peoples' customer service area and office locations)

MR. ROBERT EVANS:
         On this slide you will see our footprint extends much farther than our origins in Marietta in 1902. The light blue triangles in the middle of the screen represent our three loan production offices, with over $100 million in loans on the books, with the latest loan office being opened just last week in Delaware County, one of the fastest growing counties in Ohio.
         Our growth strategies are not exactly limited by geography, but we do like to stay close to major transportation routes and look for communities where our service and speed-oriented culture can be successful.

Slide 6: 2002- ADDING TO A HISTORY OF SOLID GROWTH

MR. ROBERT EVANS:
         And now, with Penny the Pig looking on, we'll take a quick look at our record operating results in 2002.

Slide 7: EARNINGS PER SHARE

                           (plotted on a chart)

          1997     1998    1999     2000     2001     2002
          ----     ----    ----     ----     ----     ----
          $1.09    $1.15   $1.26    $1.39    $1.54    $2.30

MR. ROBERT EVANS:
         In 2002, Peoples grew earnings 49% to $2.30 per share, which pushed our 5-year compound annual growth rate to 16%.
        I need to point out that 49% earnings growth is not what we consider a "normal" year. Several things lined up in 2002 to cause such strong earnings.

Slide 8: KEY DRIVERS OF 2002 EARNINGS

              o Good fundamentals
                -Non-interest income growth
              o Insurance/investment revenues, overdraft fees
                -Net interest margin improvement and net interest income growth -Stable asset quality ratios
              o Smart strategies
                -Repurchase of PEBO Trust Preferred Securities (at a discount) -Accretive Guernsey acquisition
              o Accounting changes
                -Discontinuance of goodwill amortization

MR. ROBERT EVANS:
         Our earnings success in 2002 goes back to the basics of banking. Due primarily to rate cuts, net interest margin improved to 4.37%, plus we maintained good asset quality ratios despite pressures from a sluggish economy. We also introduced basic FREE CHECKING and OVERDRAFT PRIVILEGE products, which caused increases to net revenues.
         We also repurchased $7 million of our trust-preferred securities (at a discount), generating nonrecurring gains of 6 cents in earnings per share. We reissued $7 million of similar securities through a trust-preferred pool, which reduced our expenses due to the variable rates on the new issue.
         And finally, accounting rules changed in our favor, as goodwill amortization was discontinued in 2002 - which added about 14 cents to EPS in 2002.
         Add it all up, and we posted a record year, and set the bar even higher for 2003.

Slide 9: NON-INTEREST REVENUE GROWTH

                              (plotted on a chart)

                           1997     1998    1999     2000      2001    2002
                           ----     ----    ----     ----      ----    ----
Deposit Services          $1,931   $2,233   $2,730  $3,243   $3,608  $ 6,976
Fiduciary                  2,176    2,325   2,634    2,608    2,508    2,479
Inv & Ins Commissions        338      431     600    1,540    1,504    1,966
Electronic Banking           747      917   1,033    1,220    1,422    1,729
Other                     $  666   $  774   $ 636   $  398   $1,686  $ 1,785
                          ------                                     -------
                          $6,398 ----------- 18% CAGR -------------->$14,935
MR. ROBERT EVANS:
         We continue to work to reduce reliance on net interest margin, and this slide shows the results of our recent efforts.
         Service charges on deposits, which include revenues from overdraft privilege, comprise the largest portion of Peoples' non-interest income, reaching $7 million in 2002. Revenues from fiduciary fees have been flat due to the lower market value of many US equities.
         Investment and insurance commissions jumped 31% due mostly to strong fixed annuity sales, while electronic banking fees - primarily debit card revenues - increased 22% due to further penetration of our customer base, as well as growth in number of deposit accounts from acquisitions.

Slide 10: CONSISTENT RETURN ON EQUITY

                              (plotted on a chart)

                   1997     1998        1999       2000        2001       2002
                  -----     -----       -----      -----      -----      ------
PEBO              14.33%    12.21%      13.27%     14.92%     13.60%     17.21%
Allbanks          13.16     12.27       12.35      12.73      11.96      12.54
East Midwest      13.04     12.01       12.00      12.32      11.87      13.63
$1-$5 Billion     13.50     13.10       13.83      14.77      13.86      14.36

MR. ROBERT EVANS:
         2002 earnings pushed ROE to record levels, and this slide compares our return on equity to other publicly traded banks. PEBO is the blue line at the top of the chart at better than 17% ROE.
         However, we do not expect ROE to remain at that level for long due to our recent issuance of $37 million of new equity, which I will discuss in a few minutes. We expect short-term ROE to return to 13 or 14% as we grow into the new equity.

Slide 11: ASSET QUALITY

        o Experienced executive leadership and connection to clients
        o Good relationships with other financial institutions
          -Networks in place for loan participations
          -Provides geographic diversity to loan portfolio
        o Generally conservative underwriting
        o Modest credit card balances
        o Loan loss reserve 1.54% of total loans
        o Net charge-offs as a percentage of average loans
          -0.44% as a percent of average loans
        o Overdraft Privilege added 0.09% to ratio
          -0.27% average over last 5 years

MR. ROBERT EVANS:
         Typically in banks the quality of earnings is directly tied to quality of assets, and good asset quality ratios do not happen by mistake. Our lending group and loan review function, have a strong influence on our lending practices. Speed and level of service have enabled us to grow loans in past years, along with networks with other banks for participating loans.
         Our loan mix is 46% commercial loans, 39% 1-4 family real estate mortgages, and 15% consumer loans - with small credit card balances. Of Peoples' $400 million in commercial loans, more than 60% are collateralized with real estate, which adds to the strength of our loan portfolio.
         In 2002, with low long-term interest rates, we introduced a more focused effort on selling mortgages into the secondary market to well-known entities like Fannie Mae. We experienced some success in 2002, and look to expand this focus in 2003 as customers demand longer-term real estate loans that we do not want to hold on our books for obvious interest rate risk reasons.

Slide 12: STRATEGIES: WHAT DRIVES US FORWARD?

MR. ROBERT EVANS:
         And now a look at our key strategies.

Slide 13: STRATEGY STATEMENT

"To optimize Peoples' long-term competitive advantage and profitability by serving the people of the mid-Ohio valley and surrounding areas through a relationship sales process that professionally uncovers, solves, and anticipates financial needs of our clients, and therefore enhances their lifestyles."

FINANCIAL GOALS:

        o 7% to 10% EPS growth
        o ROE of 15% to 16%
        o Non-interest income leverage ratio > 50%
          -Fee revenues / operating non-interest expense

MR. ROBERT EVANS:
         Our long-term strategy statement, at the top of this slide, is built on providing a value proposition to our present and potential customers, wherever they are, by uncovering, solving, and anticipating their financial needs.
         We are a bottom-line driven organization, as seen by the financial goals at the bottom of this slide.
         We think we can grow EPS 7-10% per year, with 4 to 6% of that coming from organic growth and the remaining growth occurring through accretive acquisitions. Our goal is to maintain our core profitability and credit culture while continuing to grow.

Slide 14: SALES STRATEGIES

        o "In-house" revenue growth through integration of banking, investments, and insurance sales efforts
          -Relationship discounts for multiple products
        o Continued loan growth through commercial lenders and home loan originators -Loan quality and competitive rates -Speed and service wins
        o Renewed focus on "anchor" products
          -Mortgage origination
          -Core deposits (non- and low-interest bearing deposits)

MR. ROBERT EVANS:
         This shows you where we plan to spend most of our time in 2003.
         On the business banking side, we have good lenders who have the burning desire to grow loans and maintain asset quality. The best customers are typically won through good, speedy decisions, and Peoples' commercial loan officers' closeness to the customer is what sets us apart.
         On the retail side, our focus is mortgage loans and core deposits. We are reorganizing our retail loan delivery processes to have loan originators in place to better capture the market opportunities we missed in previous years. We want to make our package of mortgages and checking accounts irresistible to retail customers, so they get a better value through Peoples versus having these accounts at two different entities. When we combine convenience, speed, and price, we think it is a powerful combination.

Slide 15: FREEDOM CHECKING: Framework in place to be THE BANK FOR CHECKING
          ACCOUNTS - Speed, Access, Convenience, FREE

MR. ROBERT EVANS:
         We hope you have been introduced to Penny the Pig by now. She is the focal point of our new marketing focus on growing core deposits. In the last couple of weeks, we rolled out FREEDOM CHECKING, which gives our customers access to basically every piece of technology we have - all for FREE.
         Internet banking, online billpay, debit cards, and even Penny the Ceramic Pig will draw more attention to our belief that Peoples Bank is THE PLACE TO HAVE YOUR CHECKING ACCOUNT. Core deposit growth is a way for us to leverage the investment in technology and sales offices over the past decade.

Slide 16: peoplesbancorp.com

        o On-line financial services
          -18% of Peoples Bank's retail banking households use online banking
        o 11,300 customers using Internet banking (6,000 at year-end 2001
        o 1,500 customers using electronic bill payer (500 at year-end 2001) -350 commercial customers (200 at year-end 2001)
        o direct deposit of payroll
        o cash concentration
        o e-tax payments

MR. ROBERT EVANS:
         Speaking of online access, our website continues to draw more activity and gives our e-customers the ability to do remote banking anytime, anywhere.
         We are approaching a 20% penetration rate of retail households using our internet banking service. 13% of those households use online billpay.
         Studies show that customers who use internet banking, and specifically online billpay, are much more likely to have multiple relationships with their banks and are less likely to leave. We believe in those studies and think our technology is a great way to recruit and retain customers.

Slide 17: PREPARING FOR CONTINUED GROWTH

MR. ROBERT EVANS:
         We have grown over the years, and we do not plan to slow down any time soon. Eventually cute little pigs grow into bigger stronger (and we hope not slower) pigs, with added market value.

Slide 18: PEBO COMMON STOCK ISSUANCE

        o 1,656,000 PEBO common shares issued in late 4Q 2002 and early 1Q 2003
        o $37 million of net equity issued
        o Strengthen tangible capital ratios:

                          Dec. 31, 2002  Sept. 30, 2002
                          -------------  --------------
          Tier 1          15.43%           11.55%
          Total Capital   16.79%           12.91%
          Leverage Ratio  10.56%            7.96%

MR. ROBERT EVANS:
         To give us the capital needed to continue our growth comparable to the last 10 years, we knew we had to grow our tangible capital base. Maybe the most important thing we've done recently is to issue $37 million in new stock to fuel our growth, marking our first issuance of stock in the capital markets since 1968.
         Tangible equity at March 31 was about 7 and a half percent, compared to 6% at September 30, 2002. To leverage this new capital in the short-term as we grow into the new equity, we completed a $270 million investment growth strategy designed to offset the dilutive impact of the 1.6 million new shares outstanding. The growth strategy also revised our interest rate risk position, moved us into an asset sensitive position and prepares us for the inevitable upturn in interest rates.
         We believe there are more acquisition opportunities in and around our footprint, and this new capital gives us the ammunition for future growth.

Slide 19: AN INVESTMENT IN CUSTOMER SERVICE

        o Better data mining and cost analysis
          -Our business has changed dramatically and will continue to change -Need to dedicate resources to understanding client dynamics and the value proposition Peoples can offer
          -Differentiate products and services, and allocate resources based on pockets of profit

         FOCUS:
         Invested in comprehensive Customer Relationship Management
         (CRM)/profitability software that will drive product differentiation, pricing, profitability, integrated measurements

MR. ROBERT EVANS:
         As we grow through acquisitions, it is important to use technology to stay close to the customer and maintain speed of service, because bigger does not always mean better.
         As a diversified business dedicated to multiple product and service relationships with our customers, we realize that sometimes we are only as good as our data. If the data cannot be pulled together to show us a single view of the customer and provide profitability data that helps us make good marketing decisions, then the data is not a source of competitive advantage.
         Therefore we are investing well over a million dollars to strengthen our data mining and cost analysis systems to provide us with true needs-based profiling abilities to optimize long-term revenues, plus prioritize sales opportunities by profit potential. We expect the new Customer Relationship Management software to be up and running sometime in the second half of 2003 and will be a key project for us in 2003 as we re-engineer business processes to enhance the customer experience.

Slide 20: GROWTH STRATEGIES

         o Continued disciplined acquisition strategy
           -Branches that provide core funding source to fuel growth -Franchises that fit strategically and are accretive to EPS -Insurance agencies

         FOCUS:
         Integrate acquisitions into current business; developing proactive process that will identify key markets for PEBO to enter.

MR. ROBERT EVANS:
         In regards to external growth through acquisitions, we are looking to make M & A more of a "line of business" for us in 2003 and going forward, and think there are several opportunities in and around our footprint to grow our organization.
         We have have completed 10 different M&A deals since 1995, adding more than $160 million in loans and $400 million in deposits. Plus, we opened 8 de novo locations in markets where we believed we could improve our position or enter a new market.
         We look for transactions to be accretive in the first full year of operations. We have completed both cash and stock deals, and we have grown the company through acquisitions and believe this will continue. In fact...

Slide 21: 2003 GROWTH

         -$79 million in loans
         -$107 million of deposits
          o $53 million of core deposits
         -5 sales offices
         -PEBO improves from 14th to 3rd in total deposits in Greenup, Boyd,
          Carter Counties
         -Adds $190 million in trust assets
         -Modestly accretive transaction

  (Graphics detailing future office locations in Peoples' current market area)

MR. ROBERT EVANS:
         We are currently working on an acquisition that will expand and enhance our presence in northeastern Kentucky, and bring our total assets to nearly $1.8 BILLION by the end of the second quarter.
         Kentucky Bank and Trust is an entity with 5 offices in the greater Ashland area. In addition to being a good bank, KB&T has nearly $200 million of trust assets under management. The transaction has been approved by regulators and will be completed on May 9, 2003, pending Kentucky Bancshares' shareholder approval.
         Peoples Bancorp will pay about $31 million using stock and cash for all of the outstanding shares of Kentucky Bancshares. The acquisition will vault us from 14th to 3rd place in deposit market share in the tri-county area in and around Ashland, Kentucky. This deal should be immediately accretive to earnings, and could add up to 3 cents in EPS in 2003.

Slide 22: SUMMARY OF STRATEGIES

         o Expand product lines that are synergistic to our current business
         o Maintain strong credit culture as we grow
           -Nonperforming assets around 0.50% of total assets oOpen
            "professional services" offices that add revenue potential or new markets
           -Loan production offices
           -Investments and insurance offices
         o Open and acquire branches that provide core funding oAcquire franchises that fit strategically and are accretive to EPS -Integrate acquisitions to solidify new customer relationships

MR. ROBERT EVANS:
         Our strategies are not complex. Our success hinges on our ability to execute on our strategies, which revolve around delivering our many financial products and services to clients in a seamless, integrated manner through the client's choice of delivery channel.
         On the retail side, we must lead with speed and technology, and make the difference with our people.
         On the business banking side and in the more relationship-driven parts of our business such as investments and commercial lending, insurance, we must lead with our people and make the difference with our speed and technology.

Slide 23: STOCK PERFORMANCE AND 2003 OUTLOOK

MR. ROBERT EVANS:
         And, now a review of Peoples' stock performance, plus our thoughts on 2003.

Slide 24: PEOPLES PROVEN HISTORY

         o Named to Cleveland Plain Dealer "Top 100 in Ohio" oo Member of America's Finest Companies(R)
           -Tracked by Bill Staton Institute
           -Among all publicly-traded companies, PEBO ranked 4th in nation with 28 consecutive years of EPS growth and 36 straight years of dividend growth
           -2002 marked 29th and 37th straight years of earnings and dividend growth

MR. ROBERT EVANS:
         In 2002, Peoples was once again recognized by different analysts who track companies that consistently deliver value to shareholders.
         Peoples was named to The Cleveland Plain Dealer's "Top 100 in Ohio" and was among just 20 companies that earned a spot on the America's Finest Companies "Super 50" list.

Slide 25: DIVIDENDS PAID

                              (plotted on a chart)

1992  1993  1994  1995  1996  1997  1998  1999  2000  2001  2002
----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
$.18  $.20  $.22  $.25  $.29  $.34  $.36  $.41  $.46  $.51  $.60


MR. ROBERT EVANS:
         Although it is nice for Peoples to be recognized by those who track publicly traded companies, it is more important to deliver value to our shareholders.
         We believe dividends are a sign of a healthy company with an eye toward earnings growth. At Peoples, dividends are typically tied directly to net income growth, and we have paid on average about one-third of our earnings in dividends for the last decade or so.
         We plan to continue growing dividends if capital levels, market conditions, and results of operations allow.

Slide 26: 10-YEAR SHAREHOLDER RETURN

                              (plotted on a chart)

                       16.9% COMPOUND ANNUAL GROWTH RATE

 4Q 1992    4Q 1993    4Q 1994   4Q 1995    4Q 1996   4Q 1997
--------   --------   --------  --------   --------  --------
1,000.00   1,162.42   1,370.78  1,526.83   1,936.98  3,113.43


 4Q 1998    4Q 1999   4Q 2000    4Q 2001    4Q 2002
--------   --------  --------   --------   --------
2,778.18   2,756.84  2,161.04   3,047.92   4,785.83


MR. ROBERT EVANS:
         In addition to dividend growth, of course shareholders want to see the market value of their investment grow as well.
        And for that reason, this has long been one of my favorite charts.
        Our focus is consistent, long-term return for our shareholders, and this graph shows PEBO investor return over the past 10 years. Assuming dividend reinvestment, and assuming shareholders invested $1,000 in PEBO stock on December 31, 1992, they would have nearly $4,800 in market value after 10 years, a compound average annual growth rate over 16%.

Slide 27: SHAREHOLDER RETURN

                           (plotted on a chart)

                  5-year       10-year       20-year
                  ------       -------       -------
                   8.9%         16.9%         18.3%

MR. ROBERT EVANS:
         As mentioned earlier, we have a long-term performance culture at Peoples Bancorp, and this slide shows our 5, 10, and 20 year shareholder returns for the year ended 2002, with the 20 year CAGR topping 18% !!!
         This also shows the power of compounding quarterly dividends in helping fuel a significant part of the total return to shareholders.

Slide 28: SHORT-TERM OUTLOOK

        o 1Q 2003 EPS to approximate $0.51
        o Very low interest rate environment negatively impacted net interest margin
        o Cost control a major focus in 2003 oSlower loan growth expected as we continue to stress "quality" over "quantity"
        o We will maintain our long-term focus and make investments that benefit the future of our stakeholders

MR. ROBERT EVANS:
         We are proud of our history and have faced many economic challenges over the years. 2003 may be our biggest challenge yet.
         We expect to report EPS of 51 cents for the first quarter of 2003, which is down a bit from previous quarters. Official earnings will be released Tuesday, April 15th.
         We will be challenged in the short-term to grow earnings over last year's record results for several reasons: investments in our portfolio are prepaying and rolling into lower-yielding assets, plus loans are repricing downward due to contractual obligations and commercial loan rate concessions to retain key lending relationships. Slower economic conditions hinder our ability to grow loans that meet our credit standards. We will not just grow loans for the sake of growing short-term revenues, and compromise the asset quality numbers we work so hard to protect.
         On the margin side, we have been working to make our balance sheet more asset sensitive for the inevitable upturn in interest rates. I can report that we made it: we're asset sensitive.
         And now rates are lower than ever before - working against us in the short term. We still believe that being asset sensitive is the correct longer-term position, but interest rates have not yet moved in our favor.
         We believe in our strategy for profitable growth, and acquisitions remain key to our future. Our financial goals continue to be average operating EPS growth of 7-10% per year, and are best achieved in better economic conditions and normal rate environments.

Slide 29: QUESTIONS

MR. ROBERT EVANS:
         Our leadership team is focused on enhancing shareholder value, and therefore we believe Peoples is a good investment. Our size allows us to be nimble with strategy execution and closer to the consumer. Our track record and integration of acquisitions are strengths, and we have efficiently organized ourselves and have the capacity to grow our asset size without significant additional overhead expense.
         In summary, I believe financial services companies are best measured in three areas: earnings growth rate, asset quality, and the strength of capital. Peoples' earnings reached record levels in 2002, thanks to sound asset/liability management and continuing diversification of revenue streams. Asset quality is still strong and capital ratios are higher than ever due to our recent issuance of new capital - which prepares us for continued growth and economic success. I want to introduce Jack Conlon, Chief Financial Officer and Mark Bradley, President and Chief Operating Officer of Peoples Bank. I have asked them to be available to answer the hard questions you may ask. I also want to thank the many Peoples Bancorp Associates who participated in conducting this Annual Meeting of Shareholders, helping provide for the continued leadership and governance of Peoples Bancorp. I am very proud of the accomplishments of the many Associates that made 2002 a record year and such a significant step up in the performance of Peoples Bancorp for all of us shareholders.
         Are there any questions?


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PEOPLES BANCORP HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A
REGISTRATION STATEMENT ON FORM S-4 AND OTHER DOCUMENTS REGARDING THE PROPOSED BUSINESS COMBINATION TRANSACTION REFERENCED IN THIS SCRIPT. THIS SCRIPT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES OF PEOPLES BANCORP. KENTUCKY BANCSHARES SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. A DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL BE SENT TO STOCKHOLDERS OF KENTUCKY BANCSHARES SEEKING THEIR APPROVAL OF THE PROPOSED TRANSACTION. SHAREHOLDERS OF KENTUCKY BANCSHARES MAY OBTAIN A FREE COPY OF THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS FILED BY PEOPLES BANCORP WITH THE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV (THIS UNIFORM RESOURCE LOCATOR, OR URL, IS AN INACTIVE TEXTUAL REFERENCE ONLY). THE PROXY STATEMENT/PROSPECTUS AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED WITHOUT CHARGE BY KENTUCKY BANCSHARES SHAREHOLDERS BY DIRECTING A REQUEST TO PEOPLES BANCORP INC., 138 PUTNAM STREET, P.O. BOX 738, MARIETTA, OHIO 45750, ATTN.: INVESTOR RELATIONS.

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